Exhibit 5

DHT Holdings, Inc. - Extension of Offer Period for Saga Tankers ASA

Not for public distribution, directly or indirectly, in or into Canada, Australia, Japan or South Africa.

ST. HELIER, Channel Islands & OSLO, Norway, Jul 29, 2011 (BUSINESS WIRE) --

Reference is made to the offer document dated 5 July 2011 (the “Offer Document”) from DHT regarding the voluntary exchange offer (the “Offer”) for all of the issued and outstanding shares of Saga Tankers ASA (“Saga Tankers”). Reference is further made to the offer document supplement dated 14 July 2011 (the “Offer Document Supplement”) and previous announcements issued in connection with the Offer.

The initial acceptance period in the Offer was from and including 6 July 2011 to and including 20 July 2011 at 09:00 (CET). In a stock exchange notice of 21 July 2011 it was announced that the Offer Period was extended to 28 July 2011 at 09:00 CET. DHT has decided to further extend the Offer Period till 4 August 2011 at 09:00 CET pursuant to section 5.9 of the Offer Document.

The terms and conditions set out in the Offer Document and the Offer Document Supplement remain in place during the extended offer period.

This information is subject to the disclosure requirements according to section 5-12 of the Norwegian Securities Trading Act.

Securities may not be offered or sold in the United States absent registration or an exemption from registration under the U.S. Securities Act. It is expected that the Offer will be subject to a Tier I exemption pursuant to Rule 14d-1(c) of the U.S. Securities Exchange Act of 1934, as amended, and that the issuance of DHT shares in connection therewith will be exempt from registration under the U.S. Securities Act of 1933, as amended, pursuant to Rule 802 thereof. The Offer and the distribution of this announcement and other information in connection with the Offer may be restricted by law in certain jurisdictions. DHT assumes no responsibility in the event there is a violation by any person of such restrictions. Persons into whose possession this announcement or such other information should come are required to inform themselves about and to observe any such restrictions.

DHT Holdings, Inc.

Svein Moxnes Harfjeld, CEO, + 47 4140 4886
smh@dhtankers.com
or
Trygve P. Munthe, President, + 47 9135 0025
tpm@dhtankers.com
or
Eirik Ubøe, CFO, + 47 4129 2712
eu@dhtankers.com